                                                                      Exhibit 12

PP&L RESOURCES, INC. AND SUBSIDIARIES
-------------------------------------
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

                                                      12 Months
                                                        Ended                        12 Months Ended
                                                       June 30,                        December 31,
                                                    ----------------------------------------------------------------------
                                                       1999         1998(a)      1997       1996       1995        1994
                                                    ------------- ----------- ---------- ---------- ---------- -----------
Fixed charges, as defined:
  Interest on long-term debt .....................       $    210    $    203    $   196    $   207    $   213     $   214
  Interest on short-term debt
     and other interest ..........................             40          33         26         17         18          18
  Amortization of debt discount, expense
    and premium - net.............................              3           2          2          2          2           2
  Interest on capital lease obligations
      Charged to expense .........................              9           8          9         13         15          12
      Capitalized ................................              1           2          2          2          2           1
  Estimated interest component of
    operating rentals ............................             18          18         15          8          8           6
  Proportionate share of fixed charges
    of 50-percent-or-less-owned
    persons ......................................              1           1          1          1          1           1
                                                    ------------- ----------- ---------- ---------- ---------- -----------

          Total fixed charges ....................       $    282    $    267    $   251    $   250    $   259     $   254
                                                    ============= =========== ========== ========== ========== ===========

Earnings, as defined:
  Net income .....................................       $    408    $   $379    $  $296    $  $329    $  $323     $  $216
  Preferred and Preference Stock
    Dividend Requirements.........................             25          25         24         28         28          28
  Less undistributed income of less
    than 50-percent-owned persons ................              -           -          -          -          -           -
                                                    ------------- ----------- ---------- ---------- ---------- -----------
                                                              433         404        320        357        351         244

Add (Deduct):
  Income taxes....................................            251         259        238        253        286         180
 Amortization of capitalized interest
  on capital leases...............................              1           2          2          4          5           9
  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations) ................            281         265        248        248        257         253
                                                    ------------- ----------- ---------- ---------- ---------- -----------
          Total earnings .........................       $    966    $    930    $   808    $   862    $   899     $   686
                                                    ============= =========== ========== ========== ========== ===========
Ratio of earnings to fixed
  charges ........................................           3.43        3.48       3.22       3.45       3.47        2.70
                                                    ============= =========== ========== ========== ========== ===========

(a) Excluding extraordinary items.